Exhibit (a) (11)

                    UK NATIONAL INSURANCE ON STOCK OPTIONS -
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                             QUESTIONS AND ANSWERS
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Summary
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When a UK employee exercises stock options, a national insurance contribution
(NIC) is incurred by both the employee and the employer on the amount which is recognized as employment income on the exercise. Legislation was introduced in March of 2000 enabling companies in the U.K. to reach an agreement with their employees to transfer the liability for the employer NIC's to the stock option holder.

Consistent with the practice of other U.K. companies, Nortel Networks Corporation has adopted this policy for all stock options granted under the Nortel Networks Corporation 1986 Stock Option Plan (the "1986 Plan") and the Nortel Networks Corporation 2000 Stock Option Plan (the "2000 Plan") on and after July 1, 2001 (including new options which are granted pursuant to the stock option exchange program described in the Offer to Exchange dated June 20,
2001). UK employees will be requested to sign a separate Form of Election document for each of the 1986 Plan and the 2000 Plan that will formally transfer the liability for the charge from Nortel Networks to the employee. This liability transfer applies to all grants from July 2001 forward. If an employee does not sign an NIC Form of Election for each of the 1986 Plan and the 2000 Plan that employee is not eligible to receive stock option grants until a Form of Election for each plan has been signed.

The net charge depends on the level of an employee's earnings and ranges between 7.3% and 9.5% of the total stock option gains on exercise. The NIC charge is 11.9% of the stock option gain and is deductible from such gain. Signing a Form of Election does not entitle an employee to a grant of stock options. Stock options will continue to be granted in accordance with Nortel Networks' existing policies and procedures.

Questions and Answers
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1. Does this devalue my stock options?

Returns on the exercise of stock options are entirely subject to movements of the market and are not guaranteed. Stock options accumulate value when the market price of the stock rises above the grant price of the option, and the holder is able to exercise the options and sell the underlying common shares.

National insurance contributions will only be payable in the event that upon the exercise of the stock option the value of the stock has increased above the grant price.


2. Why did the company choose to transfer the NIC to optionees?

After careful assessment the decision was reached to share the NIC charge among all UK option holders, rather than have a potentially very large cost accrue to the company.

3. Does this apply to all Nortel Networks U.K. employees who hold stock options?

It will apply to all stock options granted under the 1986 Plan and the 2000 Plan on or after July 1, 2001 to U.K. employees.

4. What are the consequences if I do not sign the Form of Election for each of the 1986 Plan and the 2000 Plan and do not agree to accept the NIC liability?

If a Form of Election (your agreement to accept the NIC charge) for each of the 1986 Plan and the 2000 Plan is not signed and on file you will not be eligible to receive any stock options after July 1, 2001.

5. Do I need to sign a separate Form of Election for each Nortel Networks stock option plan?

Yes. A separate Form of Election must be signed for each of the 1986 Plan and the 2000 Plan.

6. Do I need to sign a separate Form of Election for each stock option grant received?

No. Once a Form of Election is signed by an employee it indicates an employee has formally accepted the NIC liability for all stock option grants from the date of signing of the Form of Election forward.

7. When did the legislation come into force?

This legislation came into force in August 2000 but it applies to stock options issued since 6 April 1999. Nortel Networks does not intend to seek employees' agreement to accept NIC liability for options granted before July 1, 2001.

8. What is the financial impact on staff and when will it apply?

There is no financial impact on staff exercising stock options granted before July 1, 2001. Terms and conditions outlined in the Instrument of Grant are unchanged.

For stock options under Instruments of Grant dated on or after July 1, 2001, the levy will apply when stock options are exercised. The standard NI rate of 11.9 % on stock option gains is deductible from those gains, and the ultimate NIC liability will therefore range between 7.3% and 9.5% of the total stock option gains on exercise depending on the employees' level of other income.

9. How will the employee pay the NIC liability?

The tax payment for the NIC liability (11.9% on the stock option gain), including the regular tax payment, will normally be deducted from the proceeds from your exercise of options when you perform a same-day-sale transaction through Paine Webber. If you decide to hold your shares after exercise (known as an Exercise and Hold transaction) you will be required to submit the NIC payment, along with your regular tax payment, at time of exercise.

In the event that the NIC charge is not withheld at the time of exercise of your options, you will be required to pay the NIC liability to the company.

10. Do employees have any choice on this?

Acceptance of the NIC charge is voluntary, but if employees wish to be eligible to receive any stock options on or after July 1, 2001, the NIC charge must be accepted by signing the Form of Election for each of the 1986 Plan and the 2000 Plan.

For employees who received grants dated July 1, 2001 and thereafter, the appropriate agreement language for reimbursement of the NIC charge will also be included in their Instrument of Grant.

If an employee has not returned the separate Form of Election form for each of the 1986 Plan and the 2000 Plan they will not be eligible to receive future stock option grants.

11. What if I change my mind about accepting the NIC charge?

If an employee did not sign a Form of Election for each of the 1986 Plan and the 2000 Plan when initially offered in June/July 2001 or at the time the employee accepted employment with Nortel Networks, the employee is not eligible for stock option grants. If the employee subsequently changes the employee's mind, these forms can be signed at any point in the future thereby making the employee eligible for stock options from the date of signing forward.

If a Form of Election for each of the 1986 Plan and the 2000 Plan accepting the NIC charge was signed in June/July 2001 or at the time the employee accepted employment with Nortel Networks, and the employee later decides to change the employee's mind, these forms can be rescinded. The employee is still liable for the NIC charge on any options granted from July 2001 to the date the forms are rescinded and once the forms are rescinded will not be eligible for any future stock option grants.

12. What other taxes apply to gains from stock options?

Income tax is not chargeable when an option is granted, but income tax is chargeable on the increase in value of the shares between grant and exercise.

For taxation purposes, Nortel Networks Stock Options scheme is an "unapproved scheme". For most option holders, the exercise of an option under the scheme results in a virtually simultaneous acquisition and disposal of shares. Tax law separates the two transactions and treats them separately. Upon the exercise of stock options, the optionee will recognize income from employment, net of NIC, that is subject to income tax. The subsequent sale of the acquired shares falls within the scope of Capital Gains Tax ("CGT"). The optionee will recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale of the shares and the fair market price of such shares on the date of exercise of such shares. The direct costs of selling are recoverable against CGT, but this will not help most employees who are not subject to CGT. The effect of this is that some employees may find that they pay tax on an amount that is slightly different to the gain made.

13. Why do I have to sign other forms apart from the Instrument of Grant?

In accordance with the legislation the government prescribed a particular form that has to be signed both by the employee and the employer in order for the liability for the NIC charge to transfer. The government requires a separate form to be signed for each stock option plan. The wording in the Instrument of Grant form evidences the employees' agreement to meet the charge (by agreeing to reimburse the company for it) and the Forms of Election legally transfer the liability for the charge from the employer to the employee.

As before, you will be required to sign each Instrument of Grant which accompanies a new grant of options to evidence your acceptance of that grant of stock options and the terms upon which that grant is made. The Forms of Election you sign will cover all grants of options made to you after 1st July 2001.

14. I notice the Forms of Election refer specifically to my employing company. If I move within the Nortel Networks companies in the UK do I have to sign new Forms of Election?

Yes. To remain eligible for stock option grants in the UK a Form of Election for each plan must be on file referring to your current Nortel Networks employing company.